EXHIBIT 5.1

                       [CONYERS DILL & PEARMAN LETTERHEAD]

                                                               17 September 1997

Intelect Communications Systems Limited
Clarendon House
2 Church Street
Hamilton HM CX

Dear Sirs,

INTELECT COMMUNICATIONS SYSTEMS LIMITED (THE "COMPANY")

We have acted as special legal counsel in Bermuda to Intelect Communications Systems Limited (the "Company") in connection with the registration for resale of a number of the Company's Common Shares of par value US$0.01 per share (the "Sale Shares") as described in the Company's Prospectus contained in the Form S-3 Registration Statement (the "Registration Statement"), filed with the United States Securities and Exchange Commission. The number of Sale Shares to which this opinion relates are set out at Appendix A.

For the purposes of giving this opinion, we have examined and relied upon a facsimile copy of the Registration Statement dated 17 September 1997.

We also have reviewed a copy of the memorandum of association and the bye-laws of the Company, resolutions of the Company's Board of Directors adopted on 22 August 1997 certified as a true copy thereof by the Assistant Secretary of the Company on 29 August 1997 (the "Resolutions"), a facsimile copy of an Officer's Certificate dated 12 September 1997 certifying the number of Common Shares of the Company in issue as at September 10, 1997 and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinions set forth below.

361903                                                               Cont .../

Page 2
17 September 1997
Intelect Communications Systems Limited

We have assumed:

     (i) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) of all documents examined by us and the authenticity and completeness of the originals from which such copies were taken;

     (ii) the correctness, accuracy and completeness of all factual representations made in the Registration Statement and in the other documents which we have reviewed, and that all opinions expressed therein (if any) are made in good faith and reached after due consideration and we have relied on them without further enquiry; and

    (iii) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein.

Any provision providing that certain statements, calculations and/or certificates will be conclusive and binding may not be effective if such statements, calculations or certificates are incorrect on their face or fraudulent and will not necessarily prevent judicial enquiry into the merits of a claim of an aggrieved party.

All obligations of the Company:

     (i) will be subject to the laws from time to time in effect relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set-off, reorganisation, amalgamation, moratorium or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors;

     (ii) will be subject to statutory limitation of the time within which proceedings may be brought;

    (iii) will be subject to general principles of equity and, as such, specific performance and injunctive relief, being equitable remedies, may not be available; and

     (iv) may not be given effect to by a Bermuda Court, whether or not it was applying the Foreign Laws, if and to the extent they constitute the payment of an amount which is in the nature of a penalty and not in the nature of liquidated damages.

361903                                                               Cont .../

Page 3
17 September 1997
Intelect Communications Systems Limited

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is issued solely for your benefit with respect to the matters referred to herein and is not to be relied upon by any other person, firm or entity or in respect of any other matter without our express written consent.

The term "validly issued" for the purposes of this opinion means, with respect to the holder of any shares of the Company, that the following information has been entered into the register of members in accordance with section 65 of the Companies Act 1981 of Bermuda:

     (i)  the date such holder was entered in the register as a member;

     (ii) the number of shares held by such holder; and

    (iii) the amount paid or agreed to be considered as paid on the shares of such holder.

The term "Non-Assessable" is not a legal concept under Bermuda law, but when we describe shares as being "Non-Assessable" (see paragraph 5 below) we mean with respect to the shareholders of a company, in relation to fully paid shares of the Company and subject to any contrary provision in any agreement in writing between the Company and any one of its shareholders holding such shares but only with respect to such shareholder, that such shareholder shall not be bound by an alteration to the memorandum of association or the bye-laws of that company after the date upon which they became such shareholders, if and insofar as the alteration requires them to take, or subscribe for additional shares, or in any way increases their liability to contribute to the share capital of, or otherwise pay money to, such company.

On the basis of and subject to the foregoing, we are of the opinion that:

1. The Company has been duly incorporated and is validly existing under the laws of Bermuda.

2. The Sale Shares have been duly authorised and validly issued by the Company, are fully paid and Non-Assessable.

361903                                                               Cont .../

Page 4
17 September 1997
Intelect Communications Systems Limited

3. The statements set forth in the Prospectus contained in the Registration Statement under the headings "Enforceability of Civil Liabilities under United States Federal Securities Law" and "Description of Capital Stock" to the extent that they constitute matters of Bermuda law, or legal conclusions with respect thereto, have been reviewed by us and are accurate in all material respects and fairly present the information disclosed therein in all material respects.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Yours faithfully

/s/ CONYERS DILL & PEARMAN
    CONYERS DILL & PEARMAN

Page 5
17 September 1997
Intelect Communications Systems Limited

"Appendix A"

The number of Sale Shares is 5,813,633 of the Company's Common Shares.